UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2010

METHODE ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-2816	36-2090085
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7401 West Wilson Avenue, Chicago, Illinois 60706

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (708) 867-6777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

Proxy Statement Clarification

On or about August 5, 2010, Methode Electronics, Inc. (the “Company”) first provided to its stockholders proxy materials in connection with the Company’s 2010 annual meeting, including a proxy statement describing, among other matters, a proposal to elect directors to the Company’s board.  Subsequently, certain parties raised concerns regarding the compensation committee’s agreement to pay dividends to members of the Company’s management on certain cancelled restricted stock awards.  As discussed in more detail below, the Company’s compensation committee commits not to approve the payment of dividends on any unearned or cancelled performance-based awards in the future (except as required under the cancellation agreements described below).

As previously disclosed in the Company’s 2010 proxy statement, in June 2009, the Company’s compensation committee and management reviewed the impact of the global recession and the Company’s subsequent restructuring activities on certain outstanding performance-based restricted stock awards granted in 2007 and 2008, which were to vest on May 1, 2010 and April 30, 2011, respectively.  The restricted stock awards were to vest based on the achievement of targeted sales growth and return on invested capital over three-year periods.  The holders were entitled to dividends with respect to the unvested shares of restricted stock.

In light of the unique circumstances presented by the global recession and the Company’s subsequent restructuring activities and impairment charges, the Company’s compensation committee, together with management, determined that it was extremely unlikely that any of the 2007 or 2008 restricted stock awards would be earned or vested.  In December 2009, the Company and each of its executive officers agreed to cancel the 2007 and 2008 restricted stock awards.  As a result of the cancellation, the restricted stock was forfeited.  Pursuant to the cancellation agreements, at any time that the Company declares a cash dividend, the Company will pay each executive officer a cash amount equal to the number of shares subject to each cancelled restricted stock award, multiplied by the per share dividend amount.  The executive officers are eligible to receive these cash payments for all dividends declared until the date the awards were originally scheduled to vest or terminate.

The Company is filing this Current Report on Form 8-K in order to clarify that the Company’s compensation committee determined to pay these dividends on cancelled restricted stock awards pursuant to a one-time, unique agreement made in response to the impact of the global recession.  For fiscal 2011, the dividend payments on the cancelled restricted stock awards are expected to total approximately $62,300, assuming no changes in the Company’s dividend policy.  To date, approximately $15,600 in dividends has been paid in fiscal 2011 pursuant to the cancellation agreements.  Under the terms of the cancellation agreements, all dividend payments with respect to the cancelled restricted stock awards will cease as of April 30, 2011.

Going forward, the Company’s compensation committee commits not to approve the payment of dividends on any unearned or cancelled performance-based awards in the future (except as required under the cancellation agreements described above).

Annual Meeting Date

As of the date hereof, the Company is also filing additional soliciting materials announcing the advancement of the date of the 2010 annual meeting by two days to Tuesday, September 14, 2010 because the Company has determined the meeting must be initially convened and adjourned no later than September 14, 2010 to preserve the July 16, 2010 record date fixed by the board of directors.  To provide shareholders additional time to consider the proxy statement clarification described above, the Company intends to transact all business at the 2010 annual meeting on October 14, 2010 by initially convening the 2010 annual meeting on Tuesday, September 14, 2010, not September 16, 2010, as originally noticed.  The meeting will thereafter be adjourned until Thursday, October 14, 2010, at 9:00 a.m., Chicago time, for the purpose of considering and voting on the proposals set forth in the proxy materials provided in connection with the 2010 annual meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.

Date: September 3, 2010	By:	/s/ Douglas A. Koman
Douglas A. Koman
Chief Financial Officer